Exhibit 3.1

ARTICLES OF INCORPORATION
OF
YADKIN FINANCIAL CORPORATION

The undersigned hereby submits these Articles of Incorporation for the purpose of forming a business corporation under the laws of the State of North Carolina:

I.

The name of the corporation is “Yadkin Financial Corporation.”

II.

Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have authority to issue a total of 76,000,000 shares of capital stock, divided into classes as follows:

Class	Number of Shares	Par Value

Common Stock	75,000,000	$1.00
Preferred Stock	1,000,000	none

Section 2.2. Common Stock. The Common Stock shall consist of two separate classes, of which 73,333,334 shares shall be designated as Voting Common Stock (“Voting Common Stock”) and 1,666,666 shares shall be designated as Non-Voting Common Stock (“Non-Voting Common Stock,” and together with Voting Common Stock, “Common Stock”). All other attributes of the Voting Common Stock and Non-Voting Common Stock shall remain.

Each holder of Voting Common Stock, as such, shall be entitled to one vote for each share of Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation (including any amendment to designate the terms of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any amendment to designate the terms of any series of Preferred Stock) or pursuant to the North Carolina Business Corporation Act (“NCBCA”). The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein.

Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange, reclassification or other similar transaction, as described in Section 2.4); provided that, if the Corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of Common Stock shall receive such dividend in like stock. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Incorporation that significantly and adversely affects the powers, preferences or rights of the Non-Voting Common Stock contained herein.

Section 2.3. Conversion of Common Stock. Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock at the option of the holder; provided, however, that each share of Non-Voting Common Stock will not be convertible in the hands of or at the election of the initial holder or any affiliate of such initial holder and will only be convertible by a transferee and in connection with or after a transfer to a third party unaffiliated with such initial holder and that complies with the transfer restrictions described in the next sentence. The Non-Voting Common Stock may only be transferred through one or more of the following alternatives (each, an “Approved Transfer”): (i) to an affiliate of the holder or to the Corporation, (ii) in a widespread public distribution, (iii) in a transfer to a person that would control more than 50% of any class of the Corporation’s outstanding “voting securities” (as defined in the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder) without any transfer from the transferor, or (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation outstanding at such time. The term “Convertible Holder” means a holder of Non-Voting Common Stock, other than the initial holder of such Non-Voting Common Stock or an affiliate thereof, who acquires one or more shares of Non-Voting Common Stock in an Approved Transfer.

Following an Approved Transfer, a Convertible Holder may surrender to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the Convertible Holder’s shares of Non-Voting Common Stock and in such event each share of Non-Voting Common Stock represented by such certificate or certificates will convert into one share of Voting Common Stock; provided that, in connection with any transfer of shares of Non-Voting Common Stock pursuant to a transfer described in clause (ii), clause (iii) or clause (iv) of the definition of “Approved Transfer” above, upon the request of the transferor, the transferor shall be entitled to surrender to the Corporation shares of Non-Voting Common Stock to be so transferred, and, upon such surrender, the Corporation shall issue to the transferee, in lieu of shares of Non-Voting Common Stock surrendered, an equal number of shares of Voting Common Stock. Except as otherwise provided herein, each conversion of Non-Voting Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Non-Voting Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation. Notwithstanding any other provision hereof, if a conversion of Non-Voting Common Stock is to be made in connection with a merger, reclassification or other transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or in any dissolution or liquidation, the conversion of any shares of Non-Voting Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

Upon a conversion pursuant to this Section 2.3, each converted share of Non-Voting Common Stock shall be retired. The Corporation shall from time to time reserve for issuance the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted.

Section 2.4. Mergers, Etc. In the event of any merger, consolidation, share exchange, reclassification or other similar transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Voting Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock shall be non-voting securities under the resulting corporation’s organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Non-Voting Common Stock then outstanding) and take such actions necessary to ensure that holders of the Non-Voting Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Non-Voting Common Stock. Subject to the foregoing, in the event the holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Voting Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Voting Common Stock from its shareholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Corporation shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.

Section 2.5. Preferred Stock. The shares of Preferred Stock may be issued from time to time by the Corporation, and the Board of Directors may create and divide such shares into series within that class, and such shares and the shares of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions or restrictions thereon) as the Board of Directors may and hereby is authorized to determine. This amendment does not modify or affect the authorization of the series of preferred stock that have already been authorized prior to the date of this amendment, including the Articles of Amendment effective July 24, 2009, the Articles of Amendment effective January 16, 2009, and the Articles of Amendment effective October 22, 2012.

III.

The location of the corporation’s principal office in this State shall be in Elkin, Surry County, North Carolina. The address of the registered office of the corporation is 209 North Bridge Street, Elkin, Surry County, North Carolina, 28621-3404, and the name of its registered agent at such address is William A. Long.

IV.

The name and address of the incorporator is:

Ronald D. Raxter
Maupin Taylor, P.A.
Highwoods Tower One, Suite 500
3200 Beechleaf Court
Raleigh, North Carolina 27604

V.

The number of directors constituting the initial board of directors shall be three (3); and the names and addresses of the persons who are to serve as directors until the first meeting of the shareholder, or until their successors are duly elected and qualified, are:

NAME	ADDRESS
William A. Long	209 North Bridge Street, Elkin, North Carolina, 28621-3404
Edwin E. Laws	209 North Bridge Street, Elkin, North Carolina, 28621-3404
Patricia H. Wooten	209 North Bridge Street, Elkin, North Carolina, 28621-3404

VI.

The Corporation shall indemnify and hold harmless to the fullest extent from time to time permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding) by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation or its predecessor unincorporated association, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as trustee or administrator under an employee benefit plan. The indemnification provided for herein shall, to the fullest extent from time to time permitted by law, apply against all liability and expense incurred by any such person in connection with such action, suit, or proceeding, including, without limitation, all reasonable attorneys’ fees and expenses, judgments, fines, excise taxes, and amounts paid in settlement, and all reasonable costs, expenses, and attorneys’ fees incurred in connection with the enforcement of such rights to indemnification. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any such person did not meet any requisite standard of conduct imposed by law in order to be entitled to such indemnification. To the fullest extent from time to time permitted by law, expenses of any such person incurred in defending any civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding. The rights of indemnification set forth herein shall inure to the benefit of any such person, whether or not such person is an officer, director, employee, or agent at the time such liabilities or expenses are imposed or incurred, and, in the event of such person’s death, shall extend to his or her legal representative. The rights to indemnification hereunder shall be in addition to and not exclusive of any other rights to which any such person may be entitled under any statute, agreement, insurance policy, or otherwise.

VII.

No individual serving as a director of the Corporation shall be personally liable in an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of such person’s duty as a director of the Corporation; provided, however, that the foregoing clause shall not apply to any liability of a director with respect to (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the North Carolina General Statutes; or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation). If the North Carolina General Statutes are amended after the filing of these Articles to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina General Statutes, as so amended. No amendment or repeal of the provisions of this Article 7 shall apply to or have any affect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. This provision shall not affect any charter or by-law provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability pursuant to and in accordance with the North Carolina General Statutes.

VIII.

In connection with the exercise of its or their judgment in determining what is in the best interests of the corporation and its shareholders, the Board of Directors of the corporation, any committee of the Board of Directors, or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors which it or they deem relevant: (i) the social and economic effects of the matter to be considered on the corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another person or persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the corporation (x) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the communities in which the corporation and its subsidiaries operate or are located, (y) the competence, experience, and integrity of the acquiring person or persons and its or their management, and (z) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Section 8 shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Section 8, the term “person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; and, when two or more persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the corporation, such partnership, limited partnership, syndicate or group shall also be deemed a “person” for purposes of this Section.

IX.

These articles will become effective upon filing.